UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2014

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-950-7473

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 11, 2014, the Amended and Restated Credit Agreement, or the Credit Agreement, dated as of July 27, 2007 and amended and restated as of December 22, 2010, by and between Atlas Pipeline Partners, L.P., or APL, the lenders signatory thereto and Wells Fargo Bank, National Association, as administrative agent, was further amended by Amendment No. 6 to the Amended and Restated Credit Agreement, or the Amendment. The Amendment:

•	Requires that APL not permit its Consolidated Funded Debt Ratio to be greater than (i) on the last day of the three fiscal quarters following the TEAK acquisition, 5.50 to 1.00, and (ii) for the last day of the fiscal quarter following the quarters referred to in clause (i), 5.25 to 1.00. The required Consolidated Fund Debt Ratio for other periods was unchanged.

•	Excepts from the limitations on Restricted Payments any Restricted Payment to holders of preferred Capital Stock, provided that APL’s Minimum Liquidity, on a Pro Forma Basis, is greater than $50 million.

For a definition of “Consolidated Funded Debt Ratio”, see Amendment No. 4 to the Credit Agreement, a copy of which is included as an exhibit to APL’s Current Report on Form 8-K filed on April 23, 2013 and incorporated herein by this reference. For definitions of “Restricted Payment,” “Capital Stock,” “Minimum Liquidity” and “Pro Forma Basis,” see the Credit Agreement, a copy of which is included as an exhibit to APL’s Current Report on Form 8-K filed on December 23, 2010.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in “Item 1.01. Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by this reference.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are included with this report:

(d)	Exhibits

10.1	Amendment No. 6 to the Amended and Restated Credit Agreement by and among Atlas Pipeline Partners, L.P., the Lenders party thereto and Wells Fargo Bank, National Association, as administration agent, dated March 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 11, 2014	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, its general partner

	By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer